Exhibit 107

Calculation of Filing Fee Tables

SC TO-I

(Form Type)

EVERFLOW EASTERN PARTNERS, L.P.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Transaction Value

	Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to Be Paid	$693,016.74 (a)	$0.0001476	$102.29
Fees Previously Paid
Total Transaction Valuation	$693,016.74(a)		$102.29
Total Fees Due for Filing
Total Fees Previously Paid
Total Fee Offsets
Net Fee Due			$102.29

(a)	The amount is based upon the offer to purchase up to 474,669 Units of Limited Partnership Interest at $1.46 per Unit.